As filed with the Securities and Exchange Commission on August 10, 2012 Registration No. 333-_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Sigma-Aldrich Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	43-1050617 (I.R.S. Employer Identification No.)
3050 Spruce Street St. Louis, MO 63103 (Address of Principal Executive Offices, Including Zip Code)
Sigma-Aldrich 401(k) Retirement Savings Plan (Full title of the plan)
George L. Miller, Esq. Sigma-Aldrich Corporation 3050 Spruce Street St. Louis, MO 63103 (314) 771-5765 (Name, address and telephone number, including area code, of agent for service)	Copy to: R. Randall Wang, Esq. Bryan Cave LLP 211 N. Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑    Accelerated filer ☐    Non-accelerated filer ☐    Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)(2)	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $1.00 per share	750,000 shares	$71.84	$53,880,000	$6,174.65

(1)
This registration statement covers 750,000 additional shares of common stock, par value $1.00 per share, of the registrant, to be offered and sold under the Sigma-Aldrich 401(k) Retirement Savings Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock of the registrant that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of common stock of the registrant. This registration statement shall cover such additional shares. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional shares of common stock for the Plan. A registration statement on Form S-8 covering 750,000 shares (before a stock dividend) was previously filed with respect to the Plan on February 16, 2000 (File No. 333-30528).

(3)
Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price is based on the average of the high and low transaction prices of the registrant's common stock as reported on the NASDAQ Stock Market on August 8, 2012.

EXPLANATORY NOTE

INCORPORATION BY REFERENCE: Pursuant to General Instruction E to Form S-8, the contents of the registration statement on Form S-8 filed February 16, 2000 (File No. 333-30528) are incorporated herein by reference.

REGISTRATION OF ADDITIONAL SHARES: This registration statement on Form S-8 is filed by the registrant to register 750,000 additional shares of common stock, par value $1.00 per share, of the registrant, which may be offered and sold under the Plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (the plan information, registrant information and employee plan annual information) will be sent or given to participants in the Plan as specified in Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I, those documents are not filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this registration statement, the terms “we,” “our,” “us,” “Sigma-Aldrich,” the “registrant” and the “Company” refer to Sigma-Aldrich Corporation, unless otherwise specified. The SEC allows us to incorporate by reference the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this registration statement. Information we or the Plan file with the SEC in the future and incorporate by reference in this registration statement automatically updates and supersedes previously filed information as applicable.

We, together with the Plan, as applicable, incorporate by reference into this registration statement the following documents filed by us or the Plan with the SEC, other than any portion of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 (the “Exchange Act”) in accordance with the Exchange Act and applicable SEC rules:

•	The description of our common stock contained in the Current Report on Form 8-K filed with the SEC on October 25, 2010.

•	Current Report on Form 8-K filed with the SEC on January 9, 2012.

•	Current Report on Form 8-K filed with the SEC on January 31, 2012.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 13, 2012.

•	Current Report on Form 8-K filed with the SEC on February 17, 2012.

•	Current Report on Form 8-K filed with the SEC on February 24, 2012.

•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2012.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on April 24, 2012.

•	Current Report on Form 8-K filed with the SEC on May 3, 2012.

•	Current Report on Form 8-K filed with the SEC on May 16, 2012.

•	Annual Report of Sigma-Aldrich 401(k) Retirement Savings Plan on Form 11-K for the fiscal year ended December 31, 2011, filed with the SEC on June 28, 2012.

•	Information contained in Item 5.02 of the Current Report on Form 8-K filed with the SEC on July 24, 2012.

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed with the SEC on July 24, 2012.

We also incorporate by reference into this registration statement all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us or the Plan under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and before the filing of a post-effective amendment to this registration statement which indicates all securities offered hereunder have been sold or that deregisters all securities then remaining unsold.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this registration statement, or in any other document that is subsequently filed with the

SEC and incorporated by reference, modifies or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed a part of this registration statement, except as so modified or superseded.  Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this registration statement or in any documents previously incorporated by reference have been modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Company’s certificate of incorporation, as amended, provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The Company’s by-laws state that it shall, to the full extent permitted by the DGCL, indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the Company’s request as a director or officer of any other corporation or enterprise. The by-laws further state that the Company may, but shall not be required to, supplement the right of indemnification as described above by:

•	the purchase of insurance on behalf of any one or more of such persons, whether or not the Company would be obligated to indemnify such person;

•	individual or group indemnification agreements with any one or more of such persons; and

•	advances for related expenses of such a person.

We have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our certificate of incorporation. We have also entered into indemnity agreements with each of our directors and executive officers, under which our directors and executives officers are generally indemnified, to the fullest extent permitted by the laws of the State of Delaware, against expenses and amounts paid in settlement resulting from any threatened, pending or completed action, suit or proceeding, by reason of their service to the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.
Item 8. Exhibits.

See Exhibit Index.

The registrant hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Services (“IRS”) in a timely manner and has made or will make all changes required by the IRS as necessary in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on August 10, 2012.

Sigma-Aldrich Corporation

By:	/s/ Douglas W. Rau
Douglas W. Rau
Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Rakesh Sachdev Rakesh Sachdev	President, Chief Executive Officer and Director (principal executive officer)	August 10, 2012
/s/ Jan A. Bertsch Jan A. Bertsch	Executive Vice President and Chief Financial Officer (principal financial officer)	August 10, 2012
/s/ Michael F. Kanan Michael F. Kanan	Vice President and Corporate Controller (principal accounting officer)	August 10, 2012
* Rebecca M. Bergman	Director	August 10, 2012
* George M. Church	Director	August 10, 2012
* W. Lee McCollum	Director	August 10, 2012
* Avi M. Nash	Director	August 10, 2012
* Steven M. Paul	Director	August 10, 2012
* J. Pedro Reinhard	Director	August 10, 2012
* D. Dean Spatz	Director	August 10, 2012
* Barrett A. Toan	Chairman and Director	August 10, 2012

*    Douglas W. Rau, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this registration statement on behalf of the above indicated directors of the registrant (constituting all of the directors) pursuant to a Power of Attorney filed with this registration statement as Exhibit 24.1.

Sigma-Aldrich Corporation

Date: August 10, 2012	By:	/s/ Douglas W. Rau
Douglas W. Rau
Vice President, Human Resources

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on August 10, 2012.

Sigma-Aldrich 401(k) Retirement Savings Plan

By:	Sigma-Aldrich Aldrich Corporation, as Plan Administrator

	By:	/s/ Douglas W. Rau
Douglas W. Rau
Vice President, Human Resources

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of Sigma-Aldrich Corporation, as amended, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011
4.2	Sigma-Aldrich Corporation By-laws, as amended, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012
4.3*	Sigma-Aldrich 401(k) Retirement Savings Plan, as amended and restated effective January 1, 2007
4.4*	First Amendment to Sigma-Aldrich 401(k) Retirement Savings Plan
4.5*	Second Amendment to Sigma-Aldrich 401(k) Retirement Savings Plan
4.6*	Third Amendment to Sigma-Aldrich 401(k) Retirement Savings Plan
4.7*	Fourth Amendment to Sigma-Aldrich 401(k) Retirement Savings Plan
4.8*	Fifth Amendment to Sigma-Aldrich 401(k) Retirement Savings Plan
23.1*	Consent of Independent Registered Public Accounting Firm – Brown Smith Wallace, L.L.C.
23.2*	Consent of Independent Registered Public Accounting Firm – KPMG LLP
24.1*	Power of Attorney
* Filed herewith